                                                                     Exhibit 4.3

             Unaudited Pro Forma Consolidated Financial Statements


Inforetech Wireless Technology Inc.

As at and for the six month period ended June 30, 2001

Inforetech Wireless Technology Inc.
Pro Forma Financial Statements
Consolidated Balance Sheet (unaudited)
As at June 30, 2001                                                        June 30,          Pro forma                  Pro forma
                                                                            2001            adjustments               consolidated
                                                                              $                  $           Note           $
                                                                     ---------------------------------------------------------------
 ASSETS
 Current
 Cash                                                                           16,653           (16,653)    [a]                --
 Accounts receivable, net of allowance for doubtful accounts                     9,611                                       9,611
 Investment tax credit receivable                                               26,878                                      26,878
 Inventories                                                                   281,686                                     281,686
 Prepaid expenses and deposits                                                  54,634                                      54,634
 Deferred finance costs                                                        965,808          (875,000)    [b]
                                                                                                 (57,928)    [c]            32,880
 Current portion of ProShot assets to be disposed of                         2,386,161        (2,123,580)    [a]           262,581
------------------------------------------------------------------------------------------------------------------------------------
 Total Current Assets                                                        3,741,431                                     668,270

 Property and equipment, net                                                   263,330                                     263,330
 Long term portion of ProShot assets to be disposed of                       4,959,201        (4,959,201)    [a]                --
------------------------------------------------------------------------------------------------------------------------------------
                                                                             8,963,962                                     931,600
====================================================================================================================================

 LIABILITIES AND STOCKHOLDERS' DEFICIENCY
 Current
 Bank indebtedness                                                              32,494                                      32,494
 Accounts payable and accrued liabilities                                    5,050,811          (431,188)    [a]
                                                                                                  40,000     [d]         4,659,623
 Current portion of lease obligations under capital leases                       6,171                                       6,171
 Convertible loans                                                             100,000                                     100,000
 Convertible loans, related parties                                            285,254                                     285,254
 Promissory notes payable, related parties                                   1,460,810         1,000,000     [e]
                                                                                                 118,000     [f]         2,578,810
 Current portion of ProShot liabilities                                      6,670,183        (6,431,803)    [a]           238,380
------------------------------------------------------------------------------------------------------------------------------------
 Total current liabilities                                                  13,605,723                                   7,900,732

 Long-Term Debt
 Long term obligations under capital leases                                     21,457                                      21,457
 8% Series A convertible note - due August 4, 2003                             737,644                                     737,644
 8% Convertible debenture - due August 4, 2005                                 684,044                                     684,044
 Loan - due February 28, 2006                                                1,099,680                                   1,099,680
 Other notes payable, net of discount                                        1,257,834                                   1,257,834
 Other long-term liabilities                                                   366,464          (145,586)    [a]           220,878
 Long term portion of ProShot liabilities                                    3,198,058        (3,198,058)    [a]                --
------------------------------------------------------------------------------------------------------------------------------------
 Total Liabilities                                                          20,970,904                                  11,922,269
====================================================================================================================================

 Stockholders' deficiency
 Class A common stock, $.001 par value
      Authorized: 100,000,000 Class A, voting, participating shares;
      Issued:  23,113,821                                                       22,921                                      22,921
 Class B common stock, $.001 par value
      Authorized: 10,000,000 Class B, voting, convertible,
      non-participating shares;
      Issued:  100,000                                                             100                                         100
 Class A stock to be issued                                                      1,080               800     [g]             1,880
 Additional paid-in capital                                                 16,676,127           207,200     [g]        16,883,327
 Accumulated deficit                                                       (28,707,170)          808,273     [h]       (27,898,897)
------------------------------------------------------------------------------------------------------------------------------------
 Total stockholders' deficiency                                            (12,006,942)                                (10,990,669)
------------------------------------------------------------------------------------------------------------------------------------
                                                                             8,963,962                                     931,600
====================================================================================================================================

 Class A stock:
 Issued                                                                     23,113,821                                  23,113,821
 To be issued                                                                2,265,047           800,000     [g]         3,065,047

------------------------------------------------------------------------------------------------------------------------------------
 Issued and outstanding June 30, 2001                                       25,378,868                                  26,178,868
====================================================================================================================================

See accompanying notes

Consolidated statements of loss and comprehensive loss (unaudited) For the six months ended June 30, 2001

                                                                    For the six months ended    Pro forma             Pro forma
                                                                         June 30, 2001         adjustments          consolidated

                                                                               $                    $        Note         $

Revenue on ProShot products                                                1,685,079           (1,685,079)   [i]             --

Cost of revenue of ProShot products, including depreciation and
amortization                                                                (915,461)             915,461    [i]             --

---------------------------------------------------------------------------------------------------------------------------------
     Gross profit                                                            769,618                                         --
---------------------------------------------------------------------------------------------------------------------------------

 Expenses
 Administration                                                            1,688,019             (912,784)   [i]        775,235
 Depreciation and amortization                                               928,981             (112,855)   [i]
                                                                                                 (770,034)   [j]         46,092
 Asset impairment                                                         10,029,367          (10,029,367)   [k]             --
 Sales and marketing                                                         801,763             (372,511)   [i]        429,252
 Research and development                                                    823,322             (215,615)   [i]        607,707
---------------------------------------------------------------------------------------------------------------------------------
                                                                         (14,271,452)                                (1,858,286)

 Finance costs                                                               994,238             (175,000)   [l]
                                                                                                  (72,236)   [m]
                                                                                                  (93,000)   [n]
                                                                                                  (46,400)   [o]        607,602
 Interest expense                                                            756,677             (648,106)   [i]        108,571

---------------------------------------------------------------------------------------------------------------------------------
 Net loss and comprehensive loss                                         (15,252,749)                                (2,574,459)
=================================================================================================================================

 Pro forma loss per common share - basic and diluted                           (0.90)                                     (0.15)

 Pro forma weighted average number of common
      shares outstanding                                                  16,896,756                                 16,896,756

 See accompanying notes

1.   BASIS OF PRESENTATION

The accompanying pro forma consolidated financial statements have been prepared in connection with a Form S-8 to be filed with the Securities and Exchange Commission to give effect to the foreclosure on the majority of the assets of a Company subsidiary, ProShot Golf, Inc. ["ProShot"]. The pro forma consolidated financial statements have been prepared by management and are derived from the unaudited consolidated balance sheet of Inforetech Wireless Technology Inc. ("Inforetech") as at June 30, 2001 and the unaudited consolidated statement of loss and comprehensive loss of Inforetech for the six month period then ended.

The pro forma consolidated balance sheet as at June 30, 2001 gives effect to the foreclosure on the majority of the assets of ProShot (see Note 3) as if it had occurred on June 30, 2001. The pro forma consolidated statement of loss and comprehensive loss for the six months ended June 30, 2001 assumes the foreclosure occurred on January 12, 2001, which is the date ProShot was acquired by the Company.

The pro forma consolidated financial statements are not necessarily indicative of the results that actually would have been achieved if the transactions reflected therein had been completed on the dates indicated or the results which may be obtained in the future.

The pro forma consolidated financial statements should be read in conjunction with the description of the foreclosure in the Form S-8, the unaudited consolidated financial statements of Inforetech as at June 30, 2001, the audited consolidated financial statements of Inforetech as at December 31, 2000 and the audited financial statements of ProShot as at December 31, 2000, including notes thereto.


2.   ACCOUNTING POLICIES

The accounting policies used in the preparation of the pro forma consolidated financial statements are those disclosed in Inforetech's audited financial statements for the year ended December 31, 2000.


3.   FORECLOSURE ON PROSHOT ASSETS

Agreement by Company to assist in the foreclosure of certain of its assets

On September 21, 2001, after receiving notices of defaults from a group of Inforetech shareholders [the "Guarantors"] in regard to a finance agreement dated April 24, 2001, and the Company being unable to cure those defaults, the Company and one of its directors signed an agreement with the Guarantors stating that the Company would use its best efforts to assist in the foreclosure of its, ProShot Golf, Inc. ("ProShot") subsidiary's assets by its bank [First Bank and Trust [the "Bank"]], so that the Bank debt and ultimately the obligation of the Guarantors, to the Bank, in respect of their guarantee of ProShot's Bank debt, might be reduced.

The principal terms of the agreement are:

o The Company will assist ProShot's Bank in foreclosing on ProShot's assets. Any proceeds from the foreclosure will go to reduce ProShot's debt to the Bank and hence the Guarantors obligation to the Bank.

o The Guarantors may advance funds on their behalf and on behalf of the Bank for the specific purposes of protecting the value of the ProShot assets including funds to meet ProShot employee payroll. After August 31, 2001, the Company shall have no responsibility for advancing any further payroll and related expenses to ProShot or ProShot's employees.

o Upon the consummation of the above requirements, the Guarantors agree to release the Company and one of its directors from certain financial obligations and to convert such obligations to stock in the Company. The obligations to be released and converted are the obligation of the Company to indemnify the Guarantors for any losses or payments under the loan agreement with the Bank up to $1,000,000 and the obligation of a Company director from his personal guarantee of one-sixth of the total of Letters of Credit outstanding in favor of The Associates and Trimble Navigation, Ltd. currently totaling $708,000. Upon such releases in the total amount of $1,118,000, the Company shall issue to the Guarantors, or their designees, 11,180,000 shares of Common Stock. This term was subsequently amended in an October 16, 2001 agreement - see below.

o The Guarantors agree to use their best efforts to obtain, from the Bank, a release of ProShot from its obligations to the Bank upon the transfer of title of all of ProShot's assets to the Bank.

o The Guarantors agree to use their best efforts to cause any party acquiring the former assets of ProShot to issue a license to the Company for use of the GAT patent (a current asset of ProShot) during the life of the GAT patent, on terms and conditions no less favorable than any other party to which such a license is issued. To the date of filing the Company has not requested such a license.


Amendments to Agreement by Company to assist in the foreclosure of certain of its assets

On October 16, 2001, the September 21, 2001 asset transfer agreement was amended by a further agreement between the Guarantors, the Company and one of its directors. The principal terms of the amendment are:

o On or before December 31, 2001, the Company shall pay to the Guarantors ProShot employee delinquent payroll taxes of $62,626 through August 31, 2001, plus any interest and penalties yet to be calculated. Any ProShot sales or property taxes paid by the Company after the date of the agreement will go to reduce the total amount owed by the Company in respect of delinquent payroll taxes.

o The terms of conversion of the $1,000,000 portion of ProShot debt guaranteed by the Company and $118,000 guaranteed personally by one of the Company's directors, are amended such that the above terms regarding payroll taxes must also be met before the guarantees can be released and the conversion of the Guarantee amount to Company stock shall now be at 80% of the five day average closing price for the five days immediately preceding the date of release.


Asset impairment resulting from foreclosure of ProShot's assets

As a result of the impending asset foreclosure discussed above, ProShot's assets no longer represented a future economic benefit to the Company from an operational perspective. The assets represented a future economic benefit only to the extent that might reduce ProShot's liabilities. This change in use resulted in impairment in asset value and a corresponding write-down of $10,029,367 being recorded in the Company's June 30, 2001 financial statements. Also, in the Company's June 30, 2001 financial statements ProShot's assets were classified as assets to be disposed of in order to accurately reflect the Company's intentions.


Collateral Management Agreement and a Conditional Release Agreement

On October 16, 2001, the Company signed a Collateral Management Agreement and a Conditional Release Agreement with the Bank and ProShot Investors, LLC, a company established by the Guarantors. The purpose of these agreements was to allow ProShot Investors, LLC to manage all of ProShot's assets until such time as the Bank foreclosed on such assets. Under the terms of the Conditional Release Agreement, upon completion of the Bank foreclosure, and provided that the Guarantors deliver an amount of funds, not specified in the agreement, to the Bank to support their guarantee of the Bank debt, the Bank will release ProShot from its obligations under the $4.5m line of credit and associated interest charges secured by these assets.

Foreclosure on ProShot's assets and release of ProShot's Bank debt

On October 31, 2001, the Bank exercised its right to foreclose on and dispose of all of ProShot's assets [the "Foreclosed Assets"] with the exception of two golf course lease receivables and related equipment, which were assigned to Charles Aalfs [the "Aalfs Leases"], a creditor of ProShot, in a Collateral Assignment dated January 20, 1998. Both golf courses are delinquent in their payments under these leases and ProShot is delinquent in its payments to Charles Aalfs under the Collateral Assignment. Charles Aalfs has commenced legal action against ProShot so that any future payments, under the Aalfs Leases, might be paid directly to him. The Company will not be defending this action. The carrying value of the Aalfs Leases as at June 30, 2001 was $262,581. The carrying value of the Aalfs Leases at September 30, 2001 of $280,620 was fully written off as a bad debt on that date as a result of the foreclosure and the legal action brought by Charles Aalfs.

On October 31, 2001, the Foreclosed Assets were purchased from the Bank by ProShot Investors, LLC. The purchase was completed by the delivery of $450,000 to the Bank by the Guarantors which also served to support the Guarantors' obligation for the full amount of the Bank's loan to ProShot. Since, the Bank's conditions under the Conditional Release Agreement have now been met, ProShot's debt under the Business Loan Agreement unconditionally became the debt of the Guarantors. The Guarantors paid off the remainder of the Bank loan on November 2, 2001. On November 7, 2001, the Bank provided a letter to ProShot stating that it's obligation under the fully drawn down $4.5m line of credit had been unconditionally released.

The June 30, 2001 balances have been used for the purpose of explaining which assets and liabilities are to be transferred. As at June 30, 2001, the Foreclosed Assets together with the Aalfs Leases, had a carrying value before impairment of $7,362,015. The liabilities of ProShot as at June 30, 2001 included a $4.5 million line of credit with the Bank, $2,170,183 of current lease obligations and $3,198,058 of long term lease obligations related to the net investment in lease receivables. These liabilities plus interest owing on debts transferred to ProShot Investors, LLC in aggregate of $201,398, with the exception of current leases obligations of $238,380 relating to the Aalfs Leases, are attached to the Foreclosed Assets and as a result now the liabilities of ProShot Investors, LLC who acquired the Foreclosed Assets on October 31, 2001. Also, as a result of discussions with ProShot Investors, LLC, $431,188 of accounts payable and accrued liabilities, as at June 30, 2001, relating largely to future maintenance and upgrade of course equipment and royalty and property tax liabilities was transferred to ProShot Investors, LLC. The remaining ProShot liabilities will not be transferred to ProShot Investors, LLC. As at June 30, 2001, these amounts included accounts payable of $1,760,387, promissory notes payable of $549,456, lease obligations pertaining to the Aalfs Leases of $238,380 and other long-term liabilities of $220,878. The Company has not yet decided what course of action it will take to settle the remaining ProShot liabilities.


Release of escrow shares

At the time of the ProShot acquisition the Company placed 960,000 Class A Common Shares of Inforetech into escrow. These escrow shares were to be released to the Guarantors, over a period of time, should the Company not be able to fully release the Guarantors from their Guarantees of various ProShot debts, including the $4.5m Bank line of credit, in place at the time of acquisition. As a result of the foreclosure these escrow shares are now to be released to the Guarantors in full.


Lay-off of all ProShot staff

On September 30, 2001, with the impending foreclosure on ProShot's assets, the Company formulated a plan to terminate all of ProShot's employees. The employees were terminated on October 15, 2001. One of these employees had an employment contract which included six months of severance pay. The estimated cost of severance of $40,000 has been accrued as at September 30, 2001.

On October 16, 2001, the majority of ProShot's employees were recruited by ProShot Investors, LLC.

4.   PRO FORMA ASSUMPTIONS AND ADJUSTMENTS

The following adjustments have been made to reflect the transactions described in note 3.

     [a] To transfer certain ProShot assets and liabilities to ProShot Investors, LLC and the Guarantors [see note 3 for details].

     [b] To write off $875,000 of deferred finance costs that relate to the Bank line of credit which, subsequent to the foreclosure on ProShot's assets, is no longer a liability of the Company.

     [c] To write off $57,928 of deferred finance costs relating to a cost of goods financing arrangement which, subsequent to the acquisition of ProShot's assets by ProShot Investors, LLC is no longer a liability of the Company.

     [d] Accrual for the cost of severance of a certain ProShot employee arising upon their termination which was a consequence of the foreclosure on ProShot's assets.

     [e] In the April 24, 2001 finance agreement with the Guarantors, the Company indemnified the Guarantors for up to $1m of their guarantee to ProShot's Bank in regard to the $4.5m line of credit. The $1m became payable by the Company, to the Guarantors, when the Guarantors paid off the $4.5m Bank line of credit on November 2, 2001. It should be noted that, as provided in the October 16, 2001 amended asset transfer agreement, if the Company is able to meet the requirement to pay the Guarantors $62,626 of delinquent ProShot payroll taxes plus any interest and penalties thereon before December 31, 2001. The Company intends to repay the $1m through the issuance of discounted common shares in the Company [see note 3], but, due to the contingency raised by the Company's potential inability to make the payment, has presented this item as debt in these pro forma consolidated financial statements.

     [f] In the April 24, 2001 finance agreement with the Guarantors, the Company indemnified the Guarantors for up to $118,000 of their guarantee of certain ProShot debt in the principal amount of $708,000. The $118,000 indemnification was personally guaranteed by a Company director. The $118,000 became payable by the Company, to the Guarantors, upon the asset foreclosure on October 31, 2001. It should be noted that, as provided in the October 16, 2001 amended asset transfer agreement, if the Company is able to meet the requirement to pay the Guarantors $62,626 of delinquent ProShot payroll taxes plus any interest and penalties thereon before December 31, 2001. The Company intends to repay the $118,000 through the issuance of discounted common shares in the Company [see note 3], but, due to the contingency raised by the Company's potential inability to make the payment, has presented this item as debt in these pro forma consolidated financial statements.

4.   PRO FORMA ASSUMPTIONS AND ADJUSTMENTS (cont'd.)

     [g] Release of 800,000 escrow shares to the Guarantors based on a June 30, 2001 trading price of $.26, less, their nominal value of $800. This brings the total escrow shares to be released to the Guarantors to 960,000.

     [h] The net result of the pro forma consolidated balance sheet adjustments is a gain of $808,273. This is recorded as a credit to or a reduction in accumulated deficit.

     [i] To remove all revenues and expenses generated and incurred directly by ProShot.

     [j] To remove the amortization charge for goodwill arising on the acquisition of ProShot.

     [k] Asset impairment relates to ProShot's assets and the unamortized portion of goodwill arising upon the acquisition of ProShot.

     [l] To remove $175,000 of finance costs related to warrants to purchase common stock of the Company issued to the Guarantors to compensate them for their continued guarantee of ProShot's Bank loan. This cost would not have been incurred had the asset transfer and release of the Bank loan occurred on January 1, 2001.

     [m] To remove $72,236 of finance costs related to warrants to purchase common stock of the Company issued to the Guarantors to compensate for their continued guarantee of ProShot's cost of goods line of credit. This cost would not have been incurred had the asset transfer and the cost of goods financing attached thereto, occurred on January 1, 2001.

     [n] To remove $93,000 of finance costs which was the fair market value of 300,000 shares of common stock of the Company issued to the Guarantors to compensate them, under the April 24, 2001 finance agreement, for the Company's late payment of interest on ProShot's Bank loan. This cost would not have been incurred had the asset transfer and release of the Bank loan occurred on January 1, 2001.

     [o] To remove $46,400 of finance costs related to escrow shares of the Company releasable to the Guarantors to compensate them for their continued guarantee of ProShot's Bank loan. This cost would not have been incurred had asset transfer and release of the Bank loan occurred on January 1, 2001.